Exhibit 10.15

UNUSUAL MACHINES, INC.

Compensation Committee Charter

Members

Chair -

Member Name 1

Member Name 2

Purpose

The Compensation Committee (the "Committee") is appointed by the Board of Directors of Unusual Machines, Inc. to discharge the Board's responsibilities relating to compensation of the Company's executives and other compensation matters. References in this Charter to the "Company" shall be to Unusual Machines, Inc. and its consolidated subsidiaries unless the context requires otherwise.

The Committee shall prepare a report required by the rules and regulations of the Securities and Exchange Commission to be in the Company's proxy statement for its Annual Meeting of Stockholders.

Committee Membership

At the first meeting of the Board following each Annual Meeting of Stockholders, the Board, after receiving the recommendations of the Corporate Governance and Nominating Committee, shall appoint the members of the Committee and shall determine the Chairperson of the Committee, each to serve at the pleasure of the Board. Committee members shall not have a fixed term. The Committee shall consist of no fewer than three members, including the Chairperson. Each member of the Committee shall be independent under the listing standards of the NYSE American.

In accordance with the NYSE American listing standards, in determining the independence of Committee members, the Board shall consider all factors specifically relevant to determining whether a Committee member has a relationship to the Company which is material to that Committee member's ability to be independent from management in connection with the duties of a Committee member, including, but not limited to:

a)	the source of compensation of such Committee member, including any consulting, advisory or other compensatory fee paid by the Company to such Committee member; and

b)	whether such Committee member is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Procedures

The Committee shall meet as often as it determines necessary, but not less than four times a year. The Committee may request any officer or associate of the Company to attend a meeting of the Committee or to meet with any compensation or other consultant to the Committee. After the Committee meets or otherwise takes action, it shall, as soon as practicable, make a report of its activities at a meeting of the Board.

The Committee may form and delegate authority to subcommittees when determined by the Committee to be necessary or appropriate.

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Committee Responsibilities and Authority

The Committee shall have the authority, to the extent it deems necessary or appropriate, to conduct investigations and to retain compensation consultants, independent legal counsel or other advisers in connection with its responsibilities. The Committee may authorize and direct the payment of compensation by the Company to any such compensation consultants, independent legal counsel or other advisers and the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Corporate Governance and Nominating Committee. The Committee shall annually evaluate the Committee's own performance and share such evaluation with the Corporate Governance and Nominating Committee.

General Compensation Oversight

Compensation Strategy: Periodically, the Committee shall review the compensation strategy of the Company in consultation with the chief executive officer and its effect on the achievement of Company goals. The Committee shall annually review the compensation of the chief executive officer, other executive officers and to the extent the Committee deems appropriate, other associates. The Committee shall review market and industry data as it deems necessary for evaluating compensation.

Administration of Plans: The Committee shall administer, and/or where appropriate oversee the administration of, executive and equity compensation plans and such other compensation and benefit plans as it deems appropriate, subject, however, to the Board's authority to also appoint other committees to administer awards made to non-executive officers. In administering the plans, the Committee may make awards, determine eligible participants, modify plans, impose limitations and conditions and take such other actions as it deems appropriate.

Stock Ownership Guidelines: The Committee shall establish and periodically review stock ownership guidelines for the officers of the Company.

Compensation and Benefit Plans: Periodically, the Committee shall review and make recommendations to the Board with respect to the adoption of compensation and benefit plans. Provided, however, the Committee shall have full authority on behalf of the Company to adopt, amend or terminate any compensation or benefit plan as it deems appropriate, including but not limited to equity based plans and the related issuance of stock, other than Director plans. The Committee shall report all significant plan adoptions; modifications or terminations it makes to the Board. This provision shall not limit any other delegation of authority to adopt, amend, or terminate plans.

Perquisites: Periodically, the Committee shall review and modify, or make recommendations to the Board regarding, the perquisites and benefits for the chief executive officer and other associates, as appropriate.

Management

Succession Plan: The Committee shall develop, in consultation with the chief executive officer, a management succession plan to be discussed at least annually with the Board. In the event of a vacancy in the position of chief executive officer, the Committee shall make a recommendation to the Board.

Evaluation of Management: The Committee shall oversee the evaluation of management.

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Consultants

The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, independent legal counsel or other adviser retained by the Committee. The Committee may select a compensation consultant, legal counsel or other adviser to the Committee only after taking into consideration all factors relevant to that person's independence from management, including the following:

a)	The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;
b)	The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;
c)	The policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;
d)	Any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;
e)	Any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and
f)	Any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

Other

The Committee shall be responsible for any other matters expressly delegated to the Committee by the Board from time to time.

Effective as of June __, 2023.

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